U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              FORM 12B-25

                                                 Commission File Number 1-7955
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                      NOTIFICATION OF LATE FILING

(Check One):

  [ ]Form 10-K  [ ]Form 20-F  [x]Form 11-K  [ ]Form 10-Q  [ ]Form N-SAR

                  For Period Ended: December 31, 1998
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  [  ]  Transition  Report  on Form  10-K
  [  ]  Transition  Report on Form 20-F
  [  ]  Transition  Report  on Form  11-K
  [  ]  Transition  Report  on  Form  10-Q
  [  ]  Transition Report on Form N-SAR

                  For the Transition Period Ended:

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     Read Attached Instruction Sheet Before Preparing Form.
     Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                PART I
                        REGISTRANT INFORMATION
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     Full Name of Registrant: International Comfort Products Corporation
     Former Name if Applicable:  N/A

     501 Corporate Centre Drive, Suite 200
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     Address of Principal Executive Office (Street and Number)

     Franklin, TN 37067
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     City, State and Zip Code
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                                PART II
                       RULES 12B-25 (b) AND (c)
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     If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate)

    ] (a) The reasons  described  in  reasonable  detail in Part III of this
    ]     form could not be eliminated without unreasonable effort or expense;
    ]
    ] (b) The subject annual report,  semi-annual  report,  transition  report
    ]     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof,
[x] ]     will be filed on or before the fifteenth calendar day following the
    ]     prescribed due date; or the subject quarterly report or transition
    ]     report on Form 10-Q, or portion thereof, will be filed on or before
    ]     the fifth calendar day following the prescribed due date; and
    ]
    ] (c) The accountant's statement or other exhibit required by Rule
    ]     12b-25(c) has been attached, if applicable.

                                PART III
                               NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

RESPONSE: Unavoidable delay obtaining actuarial information due to problems experienced in implementing new payroll data system during 1999.


                                PART IV
                          OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

      Thomas T. Marubashi          (931)          270-4260
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          (Name)                (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         [ X ] Yes    [   ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                         [   ] Yes    [ X ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                   International Comfort Products Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    07/01/99                 By  /s/ Robert C. Henningsen
    -----------------              -------------------------------------------
                                    Robert C. Henningsen
                                    Senior Vice President, Human Resources and
                                       Administration

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).